ANY SECURITIES REPRESENTED BY THIS NOTE HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “1933 ACT”), OR UNDER THE PROVISIONS OF ANY APPLICABLE STATE SECURITIES LAWS, BUT HAVE BEEN ACQUIRED BY THE REGISTERED HOLDER HEREOF FOR PURPOSES OF INVESTMENT AND IN RELIANCE ON STATUTORY EXEMPTIONS UNDER THE 1933 ACT, AND UNDER ANY APPLICABLE STATE SECURITIES LAWS. THESE SECURITIES MAY NOT BE SOLD, PLEDGED, TRANSFERRED OR ASSIGNED EXCEPT IN A TRANSACTION WHICH IS EXEMPT UNDER THE PROVISIONS OF THE 1933 ACT AND ANY APPLICABLE STATE SECURITIES LAWS OR PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT.

SECURED PROMISSORY NOTE

$750,000.00
Los Angeles, California
December 29, 2006

FOR VALUE RECEIVED, Algo Sound, Inc (dba Aura Sound, Inc.)., a California corporation (“Borrower”), hereby promises to pay to the order of MapleRidge Insurance Services, a California S Corporation (“Lender”), in lawful money of the United States at the address of Lender set forth herein, the principal amount of Seven Hundred and Fifty Thousand Dollars ($750,000) (the “Loan”), together with Interest. This Promissory Note (“Note”) has been executed by Borrower on the date set forth above (the “Effective Date”) pursuant to the Loan Agreement entered into as of the date hereof between Lender and Borrower (the “Loan Agreement”).

1. Interest. From the Effective Date and continuing until payment in full of the Loan, the Loan shall bear interest at 12.00% per annum compounded annually (the “Interest Rate”).

2. Maturity Date. All or any portion of the Loan, all accrued Interest thereon and all other sums due hereunder, shall be due and payable on demand by Lender on the earlier of (i) the date that is one hundred twenty (120) days following the Effective Date; and (ii) the date on which the Company has received an aggregate of $1,000,000 from the sale(s) of its Equity Securities (defined below), from and after the Effective Date, in one or a series of transactions (the “Maturity Date”). “Equity Securities” means the capital stock of a person or entity and/or any options, warrants, calls, rights, commitments, convertible securities and other securities pursuant to which the holder, directly or indirectly, has the right to acquire (with or without additional consideration) capital stock or equity of such person or entity.

3. Secured Indebtedness. The indebtedness represented by this Note is secured pursuant to a Security Agreement dated as of the Effective Date, by and between Lender and Borrower (the “Security Agreement”).

4. Application of Payments.

4.1 Except as otherwise expressly provided herein, payments under this Note shall be applied (i) first to the repayment of any sums incurred by Lender for the payment of any expenses in enforcing the terms of this Note, (ii) then to the payment of Interest, and (iii) then to the reduction of the Loan.

4.2 Upon payment in full of the Loan and applicable accrued and unpaid Interest thereon, this Note shall be marked “Paid in Full” and returned to Borrower.

5. Waiver of Notice. Borrower hereby waives diligence, notice, presentment, protest and notice of dishonor.

6. Transfer. This Note may be transferred by Lender at any time, provided that such transfer complies with applicable securities laws.

7. Events of Default. The occurrence of any of following events (each an “Event of Default”), not cured in any applicable cure period, shall constitute an Event of Default of Borrower:

7.1 The failure to make when due any payment described in this Note, the Loan Agreement or the Security Agreement, whether before, on or after the Maturity Date, by acceleration or otherwise;

7.2 A breach of any representation, warranty, covenant or other provision of this Note, the Loan Agreement or the Security Agreement, which, if capable of being cured, is not cured within three days following notice thereof to Borrower or within three days of Borrower becoming aware of such breach; or

7.3 (i) The application for the appointment of a receiver or custodian for Borrower or the property of Borrower, (ii) the entry of an order for relief or the filing of a petition by or against Borrower under the provisions of any bankruptcy or insolvency law, (iii) any assignment for the benefit of creditors by or against Borrower, or (iv) the insolvency of Borrower.

Upon the occurrence of any Event of Default that is not cured within any applicable cure period, if any, Lender may elect, by written notice delivered to Borrower, to take at any time any or all of the following actions: (i) declare this Note to be forthwith due and payable, whereupon the entire unpaid Loan, together with all accrued and unpaid Interest thereon, and all other cash obligations hereunder, shall become forthwith due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by Borrower, anything contained herein to the contrary notwithstanding, (ii) exercise any and all remedies provided under the Security Agreement, and (iii) exercise any and all other remedies provided hereunder or available at law or in equity.

8. Miscellaneous.

8.1 Successors and Assigns. Subject to the exceptions specifically set forth in this Note, the terms and conditions of this Note shall inure to the benefit of and be binding upon the respective executors, administrators, heirs, successors and assigns of the parties.

8.2 Loss or Mutilation of Note. Upon receipt by Borrower of evidence satisfactory to Borrower of the loss, theft, destruction or mutilation of this Note, together with indemnity reasonably satisfactory to Borrower, in the case of loss, theft or destruction, or the surrender and cancellation of this Note, in the case of mutilation, Borrower shall execute and deliver to Lender a new promissory note of like tenor and denomination as this Note.

8.3 Notices. Any notice, demand, offer, request or other communication required or permitted to be given pursuant to the terms of this Note shall be in writing and shall be deemed effectively given the earlier of (i) when received, (ii) when delivered personally, (iii) one business day after being delivered by facsimile (with receipt of appropriate confirmation), (iv) one business day after being deposited with an overnight courier service, or (v) four days after being deposited in the U.S. mail, First Class with postage prepaid, and addressed to the recipient at the address set forth below unless another address is provided to the other party in writing:

if to Borrower, to: Arthur Liu Algo Sound, Inc. 11839 East Smith Ave Santa Fe Springs, CA 90670
with a copy to: Kevin Friedmann Richardson & Patel, LLP The Chrysler Building 405 Lexington Avenue, 26th Floor New York, NY 10174
if to the Lender, to: Jim Adams Mapleridge Insurance Services 114 Pacifica, Suite 130 Irvine, CA 92618

with a copy to:

8.4 Governing Law. This Note shall be governed in all respects by the laws of the State of California as applied to agreements entered into and performed entirely within the State of California by residents thereof, without regard to any provisions thereof relating to conflicts of laws among different jurisdictions.

8.5 Waiver and Amendment. Any term of this Note may be amended, waived or modified only with the written consent of Borrower and Lender.

8.6 Remedies; Costs of Collection; Attorneys’ Fees. No delay or omission by Lender in exercising any of its rights, remedies, powers or privileges hereunder or at law or in equity and no course of dealing between Lender and the undersigned or any other person shall be deemed a waiver by Lender of any such rights, remedies, powers or privileges, even if such delay or omission is continuous or repeated, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise thereof by Lender or the exercise of any other right, remedy, power or privilege by Lender. The rights and remedies of Lender described herein shall be cumulative and not restrictive of any other rights or remedies available under any other instrument, at law or in equity. If an Event of Default occurs, Borrower agrees to pay, in addition to the Loan and Interest payable thereon, reasonable attorneys’ fees and any other reasonable costs incurred by Lender in connection with its pursuit of its remedies under this Note.

9. Default Interest. Borrower does hereby agree that whenever an Event of Default exists (including upon the failure of Borrower to pay the Loan in full on the Maturity Date), Lender shall be entitled to receive and Borrower shall pay interest on the entire unpaid principal sum and any other amounts due Lender at a rate (the “Default Rate”) equal to the higher of (a) the highest prime rate of interest per annum published in the Money Rate Table of the Western Edition of The Wall Street Journal, as adjusted on a daily basis, plus twelve and one-quarter percent (12.25%) per annum, or (b) 20.00% per annum, in either case compounded annually. The Default Rate shall be computed from the occurrence of the Event of Default until the date Borrower cures the Event of Default and such cure is accepted by Lender. This charge shall be added to the Loan, and shall be secured by the Security Agreement. This section, however, shall not be construed as an agreement or privilege to extend the date of the payment of the Loan, nor as a waiver of any other right or remedy accruing to Lender by reason of the occurrence of any Event of Default.

10. Savings Clause. It is expressly stipulated and agreed to be the intent of Borrower and Lender at all times to comply with applicable state law or applicable United States federal law (to the extent that United States federal law permits Lender to contract for, charge, take, reserve, or receive a greater amount of interest than under state law) and that this paragraph shall control every other covenant and agreement in this Note, the Loan Agreement and the Security Agreement. If the applicable law (state or federal) is ever judicially interpreted so as to render usurious any amount called for hereunder or thereunder, or contracted for, charged, taken, reserved, or received with respect to the Loan, or if Lender’s exercise of the option to accelerate the Maturity Date, or if any prepayment by Borrower results in Borrower having paid any interest in excess of that permitted by applicable law, then it is Lender’s express intent that all excess amounts theretofore collected by Lender shall be credited on the principal balance of this Note and all other indebtedness evidenced hereby and the provisions of this Note, the Loan Agreement and the Security Agreement immediately be deemed reformed and the amounts thereafter collectible hereunder and thereunder reduced, without the necessity of the execution of any new documents, so as to comply with the applicable law, but so as to permit the recovery of the fullest amount otherwise called for hereunder or thereunder. All sums paid or agreed to be paid to Lender for the use, forbearance, or detention of the Loan shall, to the extent permitted by applicable law, be amortized, prorated, allocated, and spread throughout the full stated term of the Loan until payment in full so that the rate or amount of interest on account of the Loan does not exceed the maximum lawful rate from time to time in effect and applicable to the Loan for so long as the Loan is outstanding. Notwithstanding anything to the contrary contained herein or in the Loan Agreement and the Security Agreement, it is not the intention of Lender to accelerate the maturity of any interest that has not accrued at the time of such acceleration or to collect unearned interest at the time of such acceleration.

IN WITNESS WHEREOF, Borrower has caused this Note to be signed on the Effective Date.

Dated: December 29, 2006	BORROWER:

	By:	/s/ Arthur Liu
Arthur Liu Chairman Algo Sound, Inc. (dba Aura Sound, Inc.)